EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Year-End Business Update

RESTON, Va., March 23, 2017-- Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear fuel technology company,today provided a business update and reported financial results for the year ended December 31, 2016.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “In 2016 Lightbridge achieved a number of major milestones, including:

•	AREVA NP (AREVA) completed a detailed technical assessment of the Lightbridge fuel technology and prepared a preliminary roadmap for development, regulatory licensing, and commercial deployment of fuel assemblies based on the Lightbridge-designed metallic fuel rods.

•	Agreed to initial terms with AREVA for a Joint Venture to develop, manufacture and commercialize fuel assemblies based on Lightbridge’s next-generation nuclear fuel technology in most types of light water reactors, small modular reactors, and research reactors around the world.

•	Signed letter of intent for first lead test assembly (LTA) contract with a US utility, which will represent the first use of Lightbridge-designed nuclear fuel in a commercial reactor in the United States.

•	Received regulatory approval from the Norwegian Radiation Protection Authority (NRPA) for irradiation of Lightbridge metallic fuel at the Halden Research Reactor in Norway.

•	Canadian Nuclear Laboratories (CNL) completed its assessment of feasibility and prepared a fabrication plan for manufacturing Lightbridge-designed fuel samples at its existing facilities in Canada.

•	BWXT completed its assessment of feasibility and prepared a fabrication plan for manufacturing Lightbridge-designed fuel samples at its existing facilities in the United States.

•	Received key patents covering Lightbridge’s metallic nuclear fuel rod design in the European Union, China, United States, Russia, Kazakhstan, Japan, Canada, and Australia.

“We are excited to have AREVA as our partner, bringing its world-leading expertise in nuclear fuel assembly design, licensing and fabrication, as well as an established global customer base. This collaboration is advancing towards creation of a formal joint venture, which we expect to finalize in the coming months. In parallel, we are moving forward on a number of fronts, including preliminary commercial agreements with nuclear utilities, as illustrated by the letter of intent we signed in November 2016 with a leading U.S. nuclear utility. We look forward to formally announcing this end-user agreement upon completion of the final binding lead test assembly agreement.”

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“In addition to our close collaboration with AREVA, we are working with other major nuclear companies, including BWXT and CNL. Although we have yet to formally announce our partner for the initial manufacturing of fuel samples for the Halden Reactor, suffice it to say, there is no shortage of interest and we are actively evaluating a variety of options that go beyond the initial Halden tests.”

“Importantly, the world’s energy and climate needs can only be met if nuclear power grows as a part of the energy-generating mix. For nuclear energy to grow significantly, we must make it more economical while enhancing safety. Lightbridge-designed fuel is uniquely positioned to achieve both of these goals. Towards these ends we have amassed a number of key patents around the world. 2017 will be a very exciting year for Lightbridge and we look forward to keeping shareholders apprised of these developments.”

Financial Highlights

Balance Sheet Overview

At December 31, 2016, the Company had approximately $3.7 million in cash and restricted cash compared to approximately $0.9 million in cash and restricted cash at December 31, 2015. The Company had approximately $3.4 million in working capital at December 31, 2016 as compared to working capital of approximately $0.1 million at December 31, 2015. Stockholders' equity was approximately $5.6 million at December 31, 2016 compared to stockholders’ deficit of approximately $1.5 million at December 31, 2015.

Operating Results – Year-End 2016 Compared to Year-End 2015

For the year ended December 31 2016, Lightbridge’s net loss available to common shareholders was approximately $7 million, or a loss of $1.48 per share, on revenue of $0.8 million. We have expended substantial funds on the research and development of our fuel technology. In the same period of 2015, the net loss available to common shareholders was $4.3 million, or loss per share of $1.18 per share, on revenue of $0.9 million. All revenue was generated from consulting services. Stock-based compensation expense was $2.0 million for the year ended December 31, 2016 compared to $1.9 million for the year ended December 31, 2015. For the year ended December 31, 2016, the Company’s cash flows used in operating activities were $6.0 million versus $3.7 million used in operating activities for the same period of 2015. The increase in cash used in operating activities in 2016 of $2.3 million was primarily due to the decrease in our revenue and the increase in our research and development expenses in 2016 and the change in working capital items.

2016 Year End Earnings and Business Update Conference Call

Lightbridge will host a conference call on Friday, March 24, 2017 at 11:00 a.m. Eastern Time to discuss the company's financial results for the year ending December 31, 2016, as well as the Company's corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 866-682-6100 for U.S. callers, or +1- 862-255-5401 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@Ltbridge.com.

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A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight April 24, 2017, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1- 919-882-2331 (international callers) and entering conference ID: 10293.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude warrant revaluation income. Net income excluding warrant revaluation income is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes the presentation of net income excluding warrant revaluation income is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes net income excluding warrant revaluation income as a means to measure operating performance. The table below reconciles net loss available to common shareholders - excluding warrant revaluation income, a non-GAAP measure, to net loss available to common shareholders for the years ended December 31, 2016 and 2015.

(in millions)
	Year Ended	Year Ended
	December 31,	December 31,
	2016	2015
Net loss available to common stockholders	$(7.0)	$(4.3)
Adjustments:
Warrant revaluation income	1.7	2.3
Net Loss available to common stockholders - excluding warrant revaluation income	$(8.7)	$(6.6)

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors. The technology significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. Lightbridge invented, patented and has independently validated the technology, including successful demonstration of the fuel in a research reactor with near-term plans to demonstrate the fuel under commercial reactor conditions. The Company has assembled a world class development team including veterans of leading global fuel manufacturers. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. The Company operates under a licensing and royalty model, independently validated and based on the increased power generated by Lightbridge-designed fuel and high ROI for operators of existing and new reactors. The economic benefits are further enhanced by anticipated carbon credits available under the Clean Power Plan. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company's entry into agreements with nuclear fuel manufacturers and the timing thereof, the potential impact of the U.S. Clean Power Plan and similar regulations, the Company's anticipated financial resources and position, the Company's product and service offerings, the expected market for the Company's product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Crescendo Communications, LLC

Tel. +1 855-379-9900

ltbr@crescendo-ir.com

*** tables follow ***

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Lightbridge Corporation
Consolidated Balance Sheets

	December 31,	December 31,
	2016	2015
ASSETS
Current Assets
Cash and cash equivalents	$3,584,877	$623,184
Restricted cash	114,012	325,832
Accounts receivable - project revenue and reimbursable project	388,434	139,797
Prepaid expenses and other current assets	80,933	168,029
Deferred financing costs, net	491,168	-
Total Current Assets	4,659,424	1,256,842

Other Assets
Patent costs	1,160,465	950,594
Deferred financing costs, net	982,486	-
Total Assets	$6,802,375	$2,207,436

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
Accounts payable and accrued liabilities	$1,216,321	$1,182,371
Total Current Liabilities	1,216,321	1,182,371

Long-Term Liabilities
Deferred lease abandonment liability	28,464	196,938
Derivative warrant liability	-	2,327,195
Total Liabilities	1,244,785	3,706,504

Commitments and contingencies - Note 7

Stockholders' Equity (Deficiency)
Preferred stock, $0.001 par value, 10,000,000 authorized shares, convertible Series A preferred shares, 1,020,000 shares issued and outstanding at December 31, 2016 and no shares issued and outstanding at December 31, 2015.	1,020	-
Common stock, $0.001 par value, 100,000,000 authorized, 7,112,143 shares and 3,725,819 shares issued and outstanding as of December 31, 2016 and, 2015, respectively	7,112	3,726
Additional paid-in capital	86,266,075	72,868,647
Accumulated Deficit	(80,716,617)	(74,371,441)
Total Stockholders' Equity (Deficiency)	5,557,590	(1,499,068)
Total Liabilities and Stockholders' Equity (Deficiency)	$6,802,375	$2,207,436

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Lightbridge Corporation
Consolidated Statements of Operations

	Years Ended
	December 31,
	2016	2015
Revenue:

Consulting Revenue	$760,577	$910,531

Cost of Consulting Services Provided	456,565	694,292

Gross Margin	304,012	216,239

Operating Expenses
General and administrative	5,190,549	5,350,285
Research and development expenses	2,748,337	1,484,164
Total Operating Expenses	7,938,886	6,834,449

Operating Loss	(7,634,874)	(6,618,210)

Other Income and (Expenses)
Warrant revaluation	1,672,573	2,306,117
Warrant modification expense	(162,398)	-
Interest income	316	705
Financing costs	(191,345)	-
Interest expense and other income (expenses)	(29,448)	(6,762)
Total Other Income and (Expenses)	1,289,698	2,300,060

Net loss before income taxes	(6,345,176)	(4,318,150)

Income taxes	-	-

Net loss	(6,345,176)	$(4,318,150)

Accumulated preferred stock dividend	(80,578)	-

Deemed dividend on convertible preferred stock dividend conversion due to beneficial feature	(581,300)	-

Net loss attributable to common shareholders	$(7,007,054)	$(4,318,150)

Net Loss Per Common Share,
Basic and Diluted	$(1.48)	$(1.18)

Weighted Average Number of Shares Outstanding	4,728,943	3,647,860

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Lightbridge Corporation
Consolidated Statements of Cash Flows

	Years Ended
	December 31,
	2016	2015
Operating Activities:
Net Loss	$(6,345,176)	$(4,318,150)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	1,984,011	1,881,326
Amortization of deferred financing costs	191,345	-
Abandonment loss	-	433,467
Warrant revaluation	(1,672,573)	(2,306,117)
Warrant modification expense	162,398	-
Implied interest expense on deferred lease abandonment liability	26,953	-
Changes in operating working capital items:
Accounts receivable - fees and reimbursable project costs	(248,637)	329,289
Prepaid expenses and other assets	87,096	37,156
Deferred lease abandonment liability	(263,437)	-
Accounts payable and accrued liabilities	101,960	292,173
Net Cash Used In Operating Activities	(5,976,060)	(3,650,856)

Investing Activities:
Patent costs	(209,871)	(117,034)
Net Cash Used In Investing Activities	(209,871)	(117,034)

Financing Activities:
Net proceeds from the issuance of common stock	6,135,804	171,500
Net proceeds from the issuance of preferred stock	2,800,000	-
Proceeds from the issuance of note payable	135,000	-
Repayment of note payable	(135,000)	-
Restricted cash	211,820	(651)
Net Cash Provided by Financing Activities	9,147,624	170,849

Net Increase (Decrease) In Cash and Cash Equivalents	2,961,693	(3,597,041)

Cash and Cash Equivalents, Beginning of Year	623,184	4,220,225

Cash and Cash Equivalents, End of Year	$3,584,877	$623,184

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year:
Interest	$2,433	$-
Income taxes	$-	$-

Non-Cash Financing Activities:
Deferred financing costs	$1,664,999	$-
Warrant liability – reclassification to equity	$817,020	$-
Deemed dividend on convertible preferred stock due to beneficial conversion feature	$581,300	$-
Accumulated preferred stock dividend	$80,578	$-

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